Exhibit 10.120

HEALTH NET®

California’s Health Plan

January 25, 2001

Catherine Medel

Prospect Medical Group

1920 E. 17th Street, #200

Santa Ana, CA 92705-8626

RE:              Amendment to the Provider Services Agreement to add NCQA Language

Dear Catherine:

Health Net of California, Inc. Affiliates (“Health Net”) has decided to amend the Provider Services Agreement (“Agreement”) between your Medical Group/IPA (“PPG”) and Health Net, Inc. Affiliates (“HNI”) to include certain National Committee for Quality Assurance, (NCQA) language.  Please note that the NCQA language is italicized, and such language is the only revision we are seeking by this Amendment.  Health Net is requesting your agreement to the following revisions:

The following language of the Agreement is added to or replaces the contract language as applicable:

1.               PPG Contracts.  No agreement between PPG and a Participating Provider shall contain any incentive plan that includes a specific payment made, in any type or form, as an inducement to deny, reduce, or limit Covered Services to a Member.  PPG shall comply and shall cause its Participating Providers to comply with State and federal law regarding physician incentives and Stop loss insurance requirements, where applicable.  PPG shall furnish HNI with all PPG’s contracting templates for HNI’s review and approval upon request and at such time templates are changed.  Every PPG contract shall provide that it is terminable with respect to Members by PPG upon HNI’s request.  Upon request, PPG shall furnish HNI with copies of any amendments to a contract with a Participating Provider within ten (10) days of execution.  In addition, any agreement or amendment between PPG and a Member Physician shall not restrict the rights and obligations of Member Physician to communicate freely with Members regarding their medical condition and treatment alternatives including medication treatment options, regardless of benefit coverage limitations.

2.               Medical and Other Records.  PPG shall prepare and maintain all medical and other books and records required by law in accordance with the general standards applicable.  PPG shall maintain such records for at least seven (7) years after the rendering of Contracted Services and records of a minor child shall be kept for at least one (1) year after the minor has reached the age of eighteen (18), but in no event less than seven (7) years.  Additionally, PPG shall maintain such financial, administrative and other records as may be necessary for compliance by HNI with all applicable local, State, and federal laws, rules and regulations and accreditation agencies.  PPG agrees to the policies established by HNI that describe personal health information, including medical records, claims benefits and other administrative data that are personally identifiable.  The HNI policies include:  provisions for inclusions in routine consent, care and treatment of Members who are unable to give consent, member access to their medical records, protection of privacy in all setting, use of measurement data, information for employers and the sharing of personal health information with employers.  The HNI policies are

2525 Cherry Avenue, Suite 160, Signal Hill, California 90806 Tel (562) 490-4300 Fax (562) 424-7707

further defined in the PPG Operations Manual.  PPG agrees to submit upon request such reports and financial information as is necessary for HNI to comply with regulatory requirements to monitor the financial viability of PPG.  PPG shall comply with all confidentiality and Member record accuracy requirements.

Except as so amended, all other provisions of the Agreement shall remain unchanged and in effect.

After you have had the opportunity to review this Amendment, please sign in the space provided below and return this Amendment no later than February 28, 2001 to the following address:

Health Net, Inc.

2525 Cherry Avenue, #160

Signal Hill, CA 90806

If you have any questions please contact me at 562-490-4336.

Sincerely
/s/ Richard Gors
Richard Gors
Contract Manager

Prospect Medical Group	HEALTH NET, INC. AFFILIATES

/s/ Peter G. Goll	/s/ Christopher Ciano
Signature	Signature

Peter G. Goll	Christopher Ciano
First Name

Senior Vice President	Senior Vice President & General Manager
Title

1-31-01		CHRISTOPHER CIANO
Date	Date	FEB 19 2001
Senior VP/GM South

33-0718606
Tax ID Number